Exhibit 99.1

20202 Windrow Drive Lake Forest, CA 92630
I-FLOW	(800) 448-3569 (949) 206-2700	FOR IMMEDIATE RELEASE
CORPORATION	Fax (949) 206-2600

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 18% Increase in Regional Anesthesia Sales for the First Quarter of 2008
to $22.6 Million Versus $19.1 Million for the First Quarter of 2007
Loss From Continuing Operations Narrows to $0.5 Million Versus $2.2 Million
Management Expects a Profitable 2008
     LAKE FOREST, CALIFORNIA, May 2, 2008 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that Regional Anesthesia revenues increased 18% for the first quarter of 2008 to a first quarter record $22.6 million compared to $19.1 million for the first quarter of 2007. Sales of its Acute Care products, which include Regional Anesthesia and AcryMed revenues, increased 21% for the first quarter of 2008 to $23.2 million compared to $19.1 million for the first quarter of 2007. Total revenue from continuing operations increased 17% versus the prior year. The loss from continuing operations narrowed to $0.5 million, or $0.02 per share, compared to a loss from continuing operations for the first quarter of 2007 of $2.2 million, or $0.09 per share.
     “Our solid first quarter performance reflected I-Flow’s continuing development into an integrated Acute Care products company focused on developing and marketing proprietary disposable medical devices that improve patient outcomes. We believe our strategy to leverage our sales and marketing infrastructure by layering in additional new products for our sales force to sell will deliver sustained rapid growth and enhance shareholder value for the long term,” said Donald M. Earhart, Chairman and Chief Executive Officer.
     “I-Flow is well positioned to achieve these goals. In our Regional Anesthesia business, underscoring the value of our ON-Q® franchise, sales of our proprietary ON-Q products for relieving pain after surgery without narcotics increased 18% in the first quarter, driving a significant improvement in our bottom line. That said, our sales were impacted by the timing of the March Easter holiday and Spring Break, which resulted in fewer selling days in the quarter. Compared to a year ago first quarter, our sales people found many surgeons to be on vacation in March so caseloads were lighter than usual, especially in the last two weeks of the month. ON-Q sales may also have been affected by a broader slowdown in surgical procedure volumes as demonstrated by fewer plastics and hernia surgeries. While these do not comprise a large part of our ON-Q procedure base, their absence likely impacted our growth,” he commented.
     “Still, the first quarter may not have been an accurate predictor of the future, since many of the surgeries may have only been postponed and not cancelled. We are monitoring these trends closely and are already encouraged by the level of surgical activity in April,” Earhart added.
     “AcryMed Incorporated, an Oregon-based developer of innovative infection control and wound healing products we acquired on February 15, 2008, contributed revenues of approximately $0.6 million since the acquisition date in this year’s first quarter. While we continue building ON-Q in the multi-billion dollar market for post-surgical pain relief, we believe this acquisition will enable us to take advantage of an exciting new long-term growth opportunity for our ON-Q SilverSoakerTM Catheters and transparent wound dressings in the potentially even larger market for acute care products. In addition to having the right products and a dedicated sales and marketing organization with national reach, we also have the financial resources and experienced management team to effectively implement our plans,” he remarked.
     “We continue to expect I-Flow to be profitable for the year in 2008 on growth in Regional Anesthesia revenues of approximately 20% and growth in total revenue of approximately 20% with growth being stronger in the second half of the year as we launch new products. In our newly formed Acute Care business, consisting of Regional Anesthesia and AcryMed revenues combined, we expect growth of approximately 25% for the year,” said Earhart.
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I-Flow Reports 18% Increase in Regional Anesthesia Sales for the First Quarter to $22.6 Million
May 2, 2008
Page Two
AcryMed Acquisition
     On February 15, 2008, the Company acquired AcryMed Incorporated for $26.7 million, which was paid in cash. The Company is seeking to expand its strategic focus to include general surgical site care and infection control in addition to its current leadership position in Regional Anesthesia for post-surgical pain management and believes AcryMed will play a key role in its strategy. The Company’s first quarter 2008 results include the revenues and expenses of AcryMed from the date of acquisition and a preliminary purchase allocation. The Company has retained an external valuation consultant to assist in determining the fair values on the acquisition date of the tangible and intangible assets of AcryMed. To the extent, if any, that the purchase price is allocated to amortizable assets other than goodwill or to in-process research and development costs, the Company may record a non-cash charge related to the amortization or write-off of such costs consistent with the guidance in Statement of Financial Standards No. 141, Business Combinations.
First Quarter Results
     For the three months ended March 31, 2008, revenue from continuing operations increased 17% to $28.4 million from $24.3 million for the first quarter of 2007. Sales of I-Flow’s Acute Care products, which include Regional Anesthesia and AcryMed revenues, increased 21% to $23.2 million compared to $19.1 million for the first quarter of 2007.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 18% for the first quarter of 2008 versus the prior year quarter to $22.6 million from $19.1 million last year.
     ON-Q C-bloc sales increased 102% for the first quarter of 2008 to $5.0 million from $2.5 million for the first quarter of 2007. Sales of the two new, larger capacity C-bloc pumps introduced in 2007 that enable longer therapy, especially in orthopedics, contributed to the strength of the increase.
     Revenues contributed by AcryMed subsequent to the acquisition date were $0.6 million for this year’s first quarter. I-Flow believes the market potential for AcryMed’s proprietary infection control and wound healing technologies to be largely untapped.
     IV Infusion Therapy revenue increased 1% to $5.2 million for the first quarter of 2008 from $5.2 million a year earlier. “This first quarter performance in IV Infusion Therapy reflects normal fluctuations in this business due to the timing of orders from distributors,” Earhart said.
     Gross profit increased to 75% of total revenues for the first quarter of 2008 versus 74% for the first quarter of 2007 due to the increasing proportion of revenues represented by the Company’s highest-margin products.
     SG&A expenses from continuing operations increased 10% to $23.3 million for the first quarter of 2008 from $21.2 million for the first quarter of 2007. “We expect SG&A to rise more slowly than revenue in 2008,” Earhart noted. SG&A expenses from continuing operations included stock-based compensation expense of $1.4 million and $1.2 million for the first quarter of 2008 and 2007, respectively.
     The loss from continuing operations, net of tax, for the first quarter of 2008 was $537,000, or $0.02 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the first quarter of 2007 of $2.2 million, or $0.09 per basic and diluted share. Income from discontinued operations, related to the Company’s former InfuSystem subsidiary divested on October 25, 2007, net of tax, for the first quarter of 2007 was $1.3 million, or $0.05 per basic and diluted share.
     The net loss for the three months ended March 31, 2008 was $537,000, or $0.02 per basic and diluted share. This compares to a net loss for the three months ended March 31, 2007, including both continuing and discontinued operations, of $0.9 million, or $0.04 per basic and diluted share.
     At March 31, 2008, I-Flow reported net working capital of approximately $85.3 million, including cash and cash equivalents and short-term investments of $57.6 million, no long-term debt and shareholders’ equity of $148.9 million.
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I-Flow Reports 18% Increase in Regional Anesthesia Sales for the First Quarter to $22.6 Million
May 2, 2008
Page Three
     On February 26, 2008, I-Flow announced that its Board of Directors has authorized the repurchase of up to one million shares of the Company’s common stock. The shares may be repurchased in open market or privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors. During the quarter ended March 31, 2008, the Company repurchased 93,000 shares for approximately $1.3 million under this program.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. To participate in the call, dial (212) 231-2937 and ask for the I-Flow conference call, reservation #21380808. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21380808, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months ended March 31, 2008 and 2007 will be included in I-Flow’s Report on Form 10-Q expected to be filed with the SEC on or before May 12, 2008.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving surgical outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover existing and future product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment expenses; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)	#452x

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data) (Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$28,415	$24,306
Cost of revenues	7,187	6,288

Gross profit	21,228	18,018

Costs and expenses:
Selling, general & administrative	23,306	21,175
Product development	921	622

Total operating expenses	24,227	21,797

Operating loss	(2,999)	(3,779)

Interest and other income	1,707	279

Loss from continuing operations before income taxes	(1,292)	(3,500)

Income tax benefit	755	1,293

Loss from continuing operations	(537)	(2,207)

Income from discontinued operations, net of tax	—	1,286

Net loss	$(537)	$(921)

Per share of common stock, basic and diluted
Loss from continuing operations	$(0.02)	$(0.09)
Income from discontinued operations, net of tax	—	0.05

Net loss	$(0.02)	$(0.04)

Weighted average shares, basic and diluted	24,603	23,550

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Mar. 31,	Dec. 31,
	2008	2007
ASSETS
Cash, Equivalents & Short-term Investments	$57,615	$103,483
Accounts Receivable, Net	18,768	22,443
Inventories, Net	15,325	13,128
Other Current Assets	5,958	4,810
Property, Plant & Equipment, Net	3,751	3,318
Goodwill (1)	23,344	—
Other Assets	42,760	41,473

Total	$167,521	$188,655

LIABILITIES AND EQUITY

Current Liabilities	12,328	26,677

Long-term Liabilities	6,256	6,402

Shareholders’ Equity	148,937	155,576

	$167,521	$188,655

(1)	The purchase price allocation is preliminary.